     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          5B TECHNOLOGIES CORPORATION
                   (formerly Paramount Financial Corporation)

             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                    11-3072768
                 (State or jurisdiction of                              (I.R.S. Employer Identification No.)
              incorporation or organization)

                         ------------------------------

                               ONE JERICHO PLAZA
                            JERICHO, NEW YORK 11753
                                 (516) 938-3400
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                                                                                      COPY TO:
                       GLENN NORTMAN                                            DANAL F. ABRAMS, ESQ.
                  CHIEF EXECUTIVE OFFICER                                 PIPER MARBURY RUDNICK & WOLFE LLP
                5B TECHNOLOGIES CORPORATION                                  1251 AVENUE OF THE AMERICAS
                     ONE JERICHO PLAZA                                        NEW YORK, NEW YORK 10020
                  JERICHO, NEW YORK 11753                                          (212) 835-6000
                      (516) 938-3400
 (Name, address, including zip code, and telephone number,
        including area code, of agent for service)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________ _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________ _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

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                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                AMOUNT TO BE         OFFERING        AGGREGATE OFFERING      AMOUNT OF
          SECURITIES TO BE REGISTERED            REGISTERED (1)    PRICE PER SHARE           PRICE          REGISTRATION FEE
Common Stock, $0.04 par value..................     162,500             $13.00(2)        $2,112,500             $ 557.70
                                                     50,000(3)          $ 0.85           $   42,500             $  11.22
                                                     50,000(3)          $ 1.25           $   62,500             $  16.50
                                                     33,333(3)          $ 1.50           $   49,999.50          $  13.20
                                                     10,000(3)          $ 2.34           $   23,400             $   6.18
TOTAL..........................................     305,833                              $2,290,899.50          $ 604.80

(1) This Registration Statement also includes an indeterminable number of shares of common stock which may be issued under the antidilution provisions of warrants held by two of the selling stockholders.

(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3) Reflects shares of common stock issuable upon exercise of warrants. The Proposed Maximum Offering Price per share was calcul ated in accordance with Rule 457(g) of the Securities Act of 1933, as amended.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                 PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION
INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATIO N STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          5B TECHNOLOGIES CORPORATION
                         305,833 SHARES OF COMMON STOCK

                               ------------------

    The stockholders selling the shares in this offering have the right to determine both the number of shares they will offer and the time or times when they will offer the shares. They may sell the shares at the market price at the time of sale or at such other prices as they may negotiate.

    The 305,833 shares of common stock covered by this prospectus include both outstanding shares and shares issuable upon exercise of outstanding warrants held by certain stockholders named within this prospectus. We will not receive any proceeds from the sale of the shares of this offering, but we will receive an aggregate of $806,000 and $178,400 if certain promissory notes relating to the outstanding shares are paid in full and all of the warrants are exercised, respectively.

    Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "FIVE." On March 22, 2000, the closing sale price of our common stock was $13.00 per share.

                            ------------------------

    INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this prospectus is March   , 2000

    You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
WHERE YOU CAN FIND MORE INFORMATION.........................      1

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS..................      2

PROSPECTUS SUMMARY..........................................      3

THE OFFERING................................................      4

RISK FACTORS................................................      5

USE OF PROCEEDS.............................................     13

SELLING STOCKHOLDERS........................................     13

PLAN OF DISTRIBUTION........................................     14

LEGAL MATTERS...............................................     15

EXPERTS.....................................................     15

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Our Common Stock is quoted on the Nasdaq SmallCap Market. Our reports, proxy statements and other information are also available to the public at the Nasdaq's web site at http://www.nasdaq.com.

    This prospectus is part of a Registration Statement on Form S-3 filed with the SEC under the Securities Act of 1933. This prospectus omits some of the information contained in the Registration Statement. You should refer to the Registration Statement for further information with respect to 5B Technologies Corporation and the securities offered by this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC is not necessarily complete, and in each case you should refer to the copy of the document filed for complete information.

    The SEC allows us to "incorporate by reference" the information we file with it, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold by the selling stockholders.

    1.  Our Annual Report on Form 10-K for the fiscal year ended December 31,
       1999.

    2.  Our Current Report on Form 8-K, filed February 15, 2000.

    3. The description of our common stock contained in our registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act.

    4. The description of our Class A Warrants relating to our common stock contained in our registration statement on Form 8-A filed pursuant to
       Section 12 of the Securities Exchange Act.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            5B Technologies Corporation
             One Jericho Plaza
             Jericho, New York 11753
             Attention: Anthony Fernandez, Director of Finance
             Telephone: (516) 938-3400

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

    Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

    - the success or failure of our efforts to implement our business strategy

    - the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus

    We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                               PROSPECTUS SUMMARY

5B TECHNOLOGIES CORPORATION

    5B Technologies Corporation (formerly Paramount Financial Corporation) and subsidiaries is a comprehensive business solution provider, offering customers a wide range of integrated services, including Internet solutions, information technology ("IT") consulting, systems integration, staffing services and lease financing. We conduct our operations through three wholly owned subsidiaries:
Paratech Resources, Inc., Deltaforce Personnel Services, Inc. and Paramount Operations Inc.

    On February 14, 2000, we completed a corporate structure reorganization under Delaware law. As a result of the reorganization, 5B became the new public parent holding company for the three subsidiaries. The new corporate name and structure reflect the change, in 1999, of our business focus to our systems integration and consulting, website development and Internet consulting, and temporary staffing businesses, and our de-emphasizing of our IT equipment leasing business.

    Our evolution from a IT equipment leasing and trading company to a full service Internet and IT business solution provider began in 1996. During the first quarter of that year, in response to our need to provide our customers with more-value added services, we created a new wholly owned subsidiary, Paratech Resources, Inc. Paratech began offering customers full IT service solutions, including hardware, software, system design, systems integration and other value-added support services.

    In order to further enhance and expand its system integration services and solutions business, Paratech acquired Comptech Resources, Inc. in October 1998. Comptech was a systems consulting, software application, Year 2000 compliance and Internet design and development firm. The acquisition of Comptech brought us a specialization in client-server accounting, sales-force automation, web development and e-commerce solutions.

    To expand our Internet solutions business and to add the ability to host clients, Paratech acquired, in March 1999, certain assets of Web Business Systems Inc., a small New York based web hosting and development company. The acquisitions of Comptech and Web have enabled us to offer a full complement of state-of-the-art Internet and IT solutions.

    Our strategic diversification and expansion strategy also resulted in two other acquisitions during 1998. In January 1998, we completed the acquisition of Deltaforce Personnel Services, Inc., a privately held New York City based staffing company specializing in legal support staffing. This acquisition further enhanced our product offerings by including staffing services to our expanding list of integrated services. The Deltaforce acquisition was followed in August 1998 by our acquisition of RBW Staffing Services, Inc. (d/b/a Wordsmiths), a New York City based staffing company also specializing in legal support staffing. Following this second acquisition, we merged the operations of Wordsmiths into Deltaforce to form "The DeltaGroup." As a result of the Deltaforce and Wordsmiths acquisitions, 5B became able to offer not only temporary legal support staffing, but also temporary and permanent IT placements.

    Throughout this period of strategic expansion and diversification, we maintained our lease portfolio and in 1999 selectively engaged in new lease transactions. Our leasing operations are conducted by Paramount Operations Inc.

ADDRESS

    Our executive offices are located at One Jericho Plaza, Jericho, New York, 11753, (516) 938-3400.

                                  THE OFFERING

Common stock offered........................................  305,833 shares(1)

Common stock outstanding as of March 22, 2000...............  2,135,500 shares(2)

Nasdaq SmallCap symbol......................................  FIVE

Use of proceeds.............................................  We will not receive any proceeds from the sale of the
                                                              common stock sold by the
                                                              selling stockholders(1)

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(1) Of the shares of common stock being offered by the selling stockholders,
    (i) 162,500 shares are outstanding, but are subject to the terms of two promissory notes of the selling stockholder, under which the selling stockholder owes an aggregate of $806,000 to us before he can complete his acquisition of such shares and sell them in this offering, and (ii) an aggregate of 143,333 shares are subject to warrants we issued to three selling stockholders, under which we will receive $178,400 if all of the warrants are exercised in full.

(2) This number does not include: (i) 500,000 shares and 12,500 shares reserved under our stock option and director option plans, respectively (of which 457,766 and 1,000, respectively, are subject to outstanding options),
    (ii) 747,500 shares underlying our publicly traded Class A Warrants, and
    (iii) 750,000 shares underlying other outstanding warrants.

    The purpose of this offering is to register the resale of the shares of common stock owned by the selling stockholders. The selling stockholders are required to deliver a copy of this prospectus in connection with any sale of these shares.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISKS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. SOME OF THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR BUSINESS IN GENERAL AND THE INDUSTRIES IN WHICH WE OPERATE. OTHER RISKS RELATE PRINCIPALLY TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR SECURITIES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

WE HAVE CHANGED OUR BUSINESS FOCUS FROM IT EQUIPMENT LEASING TO SYSTEMS INTEGRATION AND CONSULTING, WEBSITE DEVELOPMENT AND CONSULTING, AND TEMPORARY STAFFING AND WE MAY BE NOT SUCCESSFUL IN OUR BUSINESS STRATEGIES

    In 1999, we changed the focus of our operations from IT equipment leasing, which was our primary business since 1991, to systems integration and consulting, website development and consulting, and temporary staffing. Our strategy is to continue to focus on these lines of business, and our future success will depend on our ability to grow these businesses. Because we have focused on these businesses for only a short period of time, we do not have an historical record upon which to judge our ability to successfully grow these businesses. If we are not able to successfully operate and grow these businesses, we will suffer significant adverse results, including losses from operations, an inability to raise additional capital, and downward pressures on our stock price.

WE MAY NOT BE ABLE TO OPERATE PROFITABLY

    Since our initial public offering in January 1996, we have reported annual losses of ($804,411), ($496,338), ($1,833,804) and ($261,072). Although our
($261,072) loss in 1999 is significantly less than in 1998, which reflects our re-focus in our lines of business, our company faces significant challenges in order to reach profitability. These challenges are discussed in detail in these Risk Factors. In order for our company to be successful and to grow, we will need to successfully address these challenges, but, for the reasons explained in these Risk Factors, we cannot give assurances that we will ever operate profitably.

WE CURRENTLY HAVE LIMITED CAPITAL RESOURCES AND WE WILL NEED SIGNIFICANT ADDITIONAL FINANCING TO ENABLE US TO EXPAND OUR BUSINESSES

    At December 31, 1999, we had $1.0 million in cash and cash equivalents. We continue to use our cash balances to fund our operations and, to the extent we suffer operating losses, we would need our cash reserves to fund these losses. However, in order to expand our systems integration, website development and temporary staffing businesses, we will require significant additional cash resources to make acquisitions of complementary businesses; fund internal growth through expanding our client base in these business lines and adding consultants, engineers and temporary employees; expand our sales and marketing capabilities; and support overall increased expenses attendant to growing a business. We do not have any current opportunities to raise such significant additional financing, and we cannot give assurances that any opportunities to raise financing will arise in the future or that, if they do arise, the terms thereof would be acceptable to us. If we are not able to raise additional financing to allow us to grow our businesses, it is likely that our company will suffer significant adverse effects.

SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT RISK FACTORS

    WE GENERALLY DO NOT HAVE LONG-TERM SERVICE CONTRACTS AND OUR NEED TO ESTABLISH RELATIONSHIPS WITH NEW CLIENTS CREATES AN UNCERTAIN REVENUE STREAM

    In the systems integration and website development business, our clients generally retain us on a project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed. As a result, establishment and development of relationships with additional companies and other users of information technology and securing repeat engagements with existing clients are important components of our business operations. The absence of long-term contracts and the need for new clients create an uncertain revenue stream. A client that accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenue, if any, in subsequent periods. We cannot assure you that we will be able to add new major clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects. We cannot assure you that we will be able to maintain our business relationship with or avoid a material reduction in the use of our services by any of our significant existing clients.

    WE ARE DEPENDENT ON OUR ABILITY TO RECRUIT, TRAIN AND RETAIN HIGHLY QUALIFIED SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT PROFESSIONALS WHO ARE IN SHORT SUPPLY

    We believe continued hiring of new personnel will be required to support our systems integration and website development businesses. These business operations depend in large part on our ability to identify, hire, train and retain highly qualified systems integration and website development professionals who can provide the technical, strategic consulting, creative and marketing skills required by clients. There is a shortage of these highly qualified personnel and we compete with other companies for this limited pool of persons. We cannot assure you that we will be able to attract, train or retain qualified personnel. Failure to do so could have a material adverse effect on our financial condition, operating results and business.

    FLUCTUATIONS IN OUR FINANCIAL PERFORMANCE COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK

    Our operating results may fluctuate as a result of a variety of factors affecting our systems integration and website development business, many of which are outside of our control, including:

    - the number, size and scope of our client engagements

    - reductions, cancellations or completions of major projects

    - the loss of significant clients or a change of scope in a significant client engagement

    - our relative mix of business

    - changes in pricing by us or our competitors

    - the efficiency with which we utilize our billable professionals, plan and manage our existing and new client engagements and manage our future growth

    - variability in market demand for Internet services

    - our ability to retain and attract qualified professionals

    - our ability to complete fixed-fee engagements within the assigned budget

    - costs related to expansion of our systems integration and website development businesses

    - increased competition

    As a result of these possible fluctuations, period-to-period comparisons of our operating results may not be reliable indicators of future performance. A high percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number and size of our projects decreases in any period, then our revenues and operating results may also decrease. In some quarters, our operating results may fall below the expectations of securities analysts and investors due to many factors, including those described above. In such event, the trading price of our common stock would likely decline and the decline could be significant.

    OUR FIXED PRICE CONTRACTS INVOLVE FINANCIAL RISK

    Many of our systems integration and website development contracts are currently on a fixed price basis, rather than a time and materials basis. We assume greater financial risk on fixed price contracts than on time and materials engagements because our source of revenue remains fixed while our costs may be rising. We have only a limited history in estimating our costs for our engagements, particularly for larger projects. We have had to commit unanticipated resources to complete some of our projects, resulting in lower gross margins on such contracts. We may experience similar situations in the future. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements.

    OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT REVENUES COULD BE NEGATIVELY AFFECTED BY THE LOSS OF MAJOR CLIENTS

    We derive a significant portion of our systems integration and website development revenues from a limited number of clients. In 1999, we estimate that our three largest clients accounted for approximately 21% of our systems integration and website development revenues. The loss of major clients could significantly reduce our revenues, which could have a material adverse effect on our financial condition, operating results and business.

    OUR SUCCESS DEPENDS UPON STRATEGIC RELATIONSHIPS

    In connection with our systems integration and website development business, we have established strategic relationships with Microsoft Corporation, Cisco Systems, Inc. and Intershop which may be terminated at any time. The loss of any of these or other strategic relationships would deprive us of the opportunity to:

    - gain early access to leading-edge technology

    - cooperatively market products with these vendors

    - cross-sell additional services

    - gain early and enhanced access to vendor training and support

    OUR WEBSITE DEVELOPMENT BUSINESS DEPENDS ON THE GROWING DEMAND FOR INTERNET SOLUTIONS

    If the usage and volume of commercial transactions on the Internet does not continue to increase, demand for our services may decrease and our financial condition, operating results and business could be materially and adversely affected. Our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet and related technical solutions. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. We cannot assure you that the infrastructure, products or services necessary to maintain and expand the Internet will be developed. Other factors that may adversely affect Internet usage or e-commerce adoption include:

    - actual or perceived lack of security of information

    - congestion of Internet traffic or other usage delays

    - inconsistent quality of service

    - increases in Internet access costs

    - increases in government regulation of the Internet

    - uncertainty regarding intellectual property ownership

    - reluctance to adopt new business methods

    - costs associated with the obsolescence of existing infrastructure

    - economic viability of e-commerce models

    OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT BUSINESS OPERATIONS DEPEND ON OUR ABILITY TO ADAPT TO TECHNOLOGICAL INNOVATIONS

    Our systems integration and website development business operations depend, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments.

    OTHER PARTIES MAY CLAIM THAT OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT PRODUCTS MAY HAVE INFRINGED UPON THEIR INTELLECTUAL PROPERTY RIGHTS, RESULTING IN SUBSTANTIAL COSTS TO US AND A DIVERSION OF OUR RESOURCES

    It is possible that third parties, including our clients, may claim our systems integration and website development products may have infringed upon their intellectual property rights. While we believe that currently there is no basis for such a claim, we cannot assure you that an infringement claim will not be brought against us in the future. The material and adverse consequences of a successful infringement claim against us are as follows:

    - liability for litigation costs and damages

    - we may be enjoined from using specific intellectual property in the future

    - we may incur costs for licensing specific intellectual property from others

    - we may incur significant costs associated with the development of non-infringing alternatives

    - we may have to indemnify clients with respect to losses as a result of our infringement of the intellectual property

    Even if we are successful in defending against an infringement claim, we may incur substantial costs defending ourselves. Additionally, these claims could divert needed resources, management's attention and could harm our reputation.

    WE MAY BE SUBJECT TO LEGAL LIABILITY TO OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT CLIENTS

    Many of our systems integration and website development engagements involve the development and implementation of services that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages.

    OUR SYSTEMS INTEGRATION AND WEBSITE DEVELOPMENT BUSINESSES COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES

    Year 2000 risks exist because of the potential occurrence of computer system or related processing failures caused by the inability of the computers to recognize date-related data arising from the use of two digits rather than four digits to define a particular year. Currently, our systems have functioned properly with respect to dates starting in the Year 2000 and our clients have not reported experiencing any Year 2000 problems. However, there may still be Year 2000 problems that affect us or our clients, and any potential future Year 2000 problem may cause us to incur material financial losses, liability to our clients or damage to our reputation.

    GOVERNMENTAL REGULATION OF THE INTERNET COULD IMPACT OUR WEBSITE DEVELOPMENT BUSINESS

    Currently, our website development business is not subject to any direct governmental regulation other than laws and regulations applicable to businesses generally. Few laws or regulations are directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet, including the possible levying of tax on e-commerce transactions. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance and business.

STAFFING BUSINESS RISK FACTORS

    OUR STAFFING BUSINESS HAS SIGNIFICANT DEPENDENCE ON MAJOR CUSTOMERS AND WE WOULD BE ADVERSELY EFFECTED IF WE LOST OUR MAJOR CUSTOMERS

    Approximately 28% percent of our staffing revenues for 1999 came from, and a significant portion of our staffing resources have been devoted to, our largest three customers. The loss of one or more of these customers or a substantial reduction in the hiring activities of these customers through us would have a material adverse effect on our financial performance. In addition, the termination of employees with whom we have a strong relationship by these customers could also adversely affect our financial performance. Further, there is no assurance that our staffing business will not continue to be dependent upon a small number of major customers for a significant portion of our staffing business revenues and earnings.

    OUR STAFFING BUSINESS IS DEPENDENT ON RECRUITMENT OF TEMPORARY EMPLOYEES

    Our staffing business, similar to other staffing businesses, requires that we have at all times an active roster of qualified temporary employees to place with our law firm clients. Competition in the New York City metropolitan area to obtain and retain these persons is intense, particularly during periods of high demand. Our ability to grow our staffing business will depend on our ability to not only attract more law firm clients, which we may not be able to do, but also to obtain and retain greater numbers of temporary personnel.

    OUR STAFFING BUSINESS IS DEPENDENT ON RECRUITMENT AND PLACEMENT COUNSELORS

    Our staffing business's revenues and future success also are very dependent on the skills of our recruitment and placement counselors in attracting clients, matching their needs to appropriate candidates in each recruiting opportunity and in establishing successful long-term relationships with these clients. The failure to attract and retain qualified recruitment and placement counselors, or the failure of recruitment and placement counselors to effectively perform these tasks, may have a material adverse effect on our staffing business's revenues, profitability and growth.

    OUR STAFFING BUSINESS WOULD SUFFER IF LAW FIRM INDUSTRY CONDITIONS WERE TO DETERIORATE

    Our staffing business offers services primarily to the law firms. During periods of poor performance by the economy or the capital markets, law firm business decreases, and the law firms do not expand existing services and operations and do not employ new personnel or require the services of temporary employees. Accordingly, during these periods of poor performance, the demand for our staffing business's services may decrease, which would adversely affect our operations. Since we intend to continue our emphasis on the law firm industry, we expect that our staffing business's results of operations for any given year will depend on the performance of the law firm industry.

THE RESIDUAL VALUE INVESTMENTS IN OUR IT EQUIPMENT PORTFOLIO CREATES RISK OF LOSSES

    We have made significant residual value investments in the IT equipment in our lease portfolio. Because this involves making a current cash investment in leased IT equipment based upon our expectation of the value of such equipment at a time in the future (typically upon lease expiration), if the value of the equipment at such point proves to be less than our expectations, we would not be able to recoup some or all of our residual value investment. If we were to be unable to recoup our residual value investment with respect to a significant portion of our lease portfolio, we would experience significant and adverse consequences, including the requirement to write-down a substantial portion of our assets and the incurrence of substantial losses.

WE FACE SIGNIFICANT COMPETITION IN ALL OF OUR LINES OF BUSINESS

    SYSTEMS INTEGRATION COMPETITION

    Competition in the systems integration business is intense. We directly compete with local, regional and national systems integrators, value added resellers and distributors, as well as with certain computer manufacturers that market through direct sales forces. We also expect to face further competition from new market entrants. In our systems integration business, we compete primarily on the basis of quality and reliability of services, breadth of product and service offerings and product and service pricing. In order to be competitive, we also have to maintain systems integrators and other technically trained consultants and personnel to compete for customers and to respond to the demands of our customers. Most of our current and potential competitors in the systems integration business have greater financial, technical, marketing and other resources than we have. As a result, these competitors may be able to better attract customers, respond more quickly to new or emerging technologies and changes in customer requirements, to devote greater resources to the development, promotion and sales of their services and products, and to attract the required systems integrators and other technically trained personnel on which our systems integration business depends. There can be no assurance that we will be able to compete effectively against such competitors in the future.

    WEBSITE DEVELOPMENT COMPETITION

    The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technology change. While relatively new, this market is already highly competitive and characterized by an increasing number of entrants who have introduced or developed products and services similar to those offered by us. We expect competition not only to persist but to increase. Increased competition may result in price reductions, reduced margins and loss of customers.

    Our competitors in website development include:

    - Internet services providers

    - large systems integrators

    - specialty systems integrators

    - strategic consulting firms

    - interactive marketing firms

    Many of our current and potential competitors in website development have longer operating histories, larger installed customer bases, greater name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. We expect to face additional competition from new market entrants in the future as the barriers to entry into our business are also relatively low. Our current or future competitors in web site development may also be better positioned to address technological and market developments or may react more favorably to technological changes. We compete on the basis of a number of factors, including the attractiveness of the Internet services we offer, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation and understanding clients' strategies and needs. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us. There can be no assurance that we will be able to compete effectively against such competitors in the future.

    STAFFING BUSINESS COMPETITION

    Competition in the temporary staffing business is intense. We are in competition with numerous firms, many of which have far greater financial resources and more extensive industry relationships than we have. In addition, many of such organizations have longer operating histories in temporary staffing than we have, which may afford these firms significant advantages in obtaining future clients, arranging financing and attracting skilled personnel. We compete on the basis of client service and responsiveness, and there can be no assurance that this strategy can continue to be successfully implemented. The human resource management industry is highly fragmented, with a very large number of companies providing similar employment services. In addition, we may encounter substantial competition from new market entrants. Some of our current and future competitors may be significantly larger, have greater recognition and have greater financial marketing and other resources than we have. There can be no assurance that we will be able to compete effectively against such competitors in the future.

WE ARE DEPENDENT ON OUR TWO EXECUTIVE OFFICERS AND WE WILL NEED MORE PARENT COMPANY OFFICERS IN THE FUTURE

    Our success is dependent upon the continued active participation of Messrs. Glenn Nortman and Jeffrey Nortman, our Chief Executive Officer and Chief Operating Officer, respectively. In the event the services of either of these two individuals is lost for any reason whatsoever, our business, financial condition and results of operation would be materially adversely effected. We will also require additional executive-level personnel if we are successful in growing our businesses. Competition for qualified individuals to fill executive-level positions, particularly with experience in systems integration, website development and financial management, can be significant, and we will be adversely impacted if we cannot add executive-level personnel when our business requires their services.

OUR STOCK PRICE HAS GONE UP GREATLY RECENTLY AND THERE MAY BE SIGNIFICANT VOLATILITY IN OUR STOCK PRICE

    During 2000 the market price of our common stock has ranged from $1.43 to $18.875, and may continue to experience significant fluctuations. The stock market in general, and the market for technology companies in particular, has experienced significant volume and price fluctuations. The trading price of our common stock has reached historical highs during 2000 and has reflected relative valuations substantially above historical levels. You may not be able to resell your shares following periods of volatility because of the market's adverse reaction to that volatility. We cannot assure that our stock will continue to trade at the same levels as it has during 2000.

OUR PRINCIPAL STOCKHOLDERS CONTROL A SIGNIFICANT AMOUNT OF OUR VOTING STOCK AND OUR CERTIFICATE OF INCORPORATION CONTAINS PROVISIONS WHICH COULD LIMIT A CHANGE IN CONTROL OF 5B TECHNOLOGIES

    Our principal stockholders, Glenn Nortman and Jeffrey Nortman, control approximately 35% of our outstanding common stock. Accordingly, Messrs. Nortman have a substantial influence on the election all of our directors, and therefore substantial control of the direction of the affairs of 5B Technologies. In addition, our stockholders do not have the right to cumulative voting in the election of directors, which has the effect of making it unlikely that our public stockholders will be able to cause any director (other than those nominated by our principal stockholders) to be elected to our Board of Directors. Our Board of Directors has the authority, without further approval of our stockholders, to issue shares of our preferred stock, having such rights, preferences and privileges as our Board of Directors may determine. Any such issuance of additional shares of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of 5B Technologies and may adversely affect the rights of our stockholders. In addition, we are subject to a Delaware statute regulating business combinations which may also hinder or delay a change in control of the Company.

THE ISSUANCE OF SHARES OF COMMON STOCK UPON THE EXERCISE OF OPTIONS AND WARRANTS WILL CAUSE DILUTION TO OUR CURRENT STOCKHOLDERS

    We are authorized to issue 17,500,000 shares of common stock, of which 2,135,500 shares are outstanding. In addition:

    - 512,500 shares are issuable upon the exercise of options under our stock option plans, and we intend to register the sale of these shares on a registration statement on Form S-8

    - 747,500 shares are issuable upon the exercise of our outstanding publicly traded class A warrants

    - 750,000 shares are issuable upon exercise of other outstanding warrants

    If and when we issue these shares, the percentage of common stock owned by each holder of common stock would be diluted. Moreover, the prevailing market price for the common stock may be materially and adversely affected by the addition of a substantial number of shares, including the shares offered by this prospectus, into the market.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR STOCK

    We have not paid any cash or other dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. In addition, our current credit agreement with our bank restricts the payment of any dividends without the bank's prior consent.

                                USE OF PROCEEDS

    We will not realize any proceeds from the sale of the shares pursuant to this prospectus, but will derive proceeds of $806,000 if certain promissory notes relating to some of the shares being offered by this prospectus are paid in full and $178,400 if all of the warrants under which the remainder of the shares being offered by this prospectus may be purchased are exercised. Such proceeds will be available to us for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

    The following table sets forth:

    (1) the name of each selling stockholder,

    (2) the nature of any position, office or other material relationship which each such selling stockholder has had with us or any of our affiliates within the last three years,

    (3) the number of shares of common stock owned by each such selling stockholder prior to the offering,

    (4) the number of shares of common stock offered for each such selling stockholder's account, and

    (5) the number of shares of common stock and the percentage owned by each such selling stockholder after completion of the offering.

                                                                                 NUMBER
                                                    NUMBER OF        NUMBER     OF SHARES
                                                      SHARES           OF         OWNED     PERCENTAGE
                             RELATIONSHIP TO      OWNED PRIOR TO     SHARES       AFTER     OWNED AFTER
SELLING STOCKHOLDER              COMPANY             OFFERING      TO BE SOLD   OFFERING     OFFERING
-------------------      -----------------------  --------------   ----------   ---------   -----------
Robert Klein...........  Executive Officer of        162,500         162,500        0            --
                         Deltaforce Personnel
                         Services, Inc./sold
                         business to 5B
                         Technologies
Harold D. McCormick....  Sold business to 5B          10,000          10,000        0            --
                         Technologies
M.H. Meyerson & Co.....  Provided financial           33,333          33,333        0            --
                         consulting services
Capital                  Provides financial          100,000         100,000(1)     0            --
  Communications.......  consulting services

------------------------

(1) Capital Communications has agreed with us that the maximum number of shares they will sell in this offering during any quarter is 25,000 shares.

                              PLAN OF DISTRIBUTION

    We will receive no part of the proceeds of any sales made hereunder. We will pay all expenses of registration incurred in connection with this offering and in connection with the offering and sale of the shares, other than commissions, discounts and fees of underwriters, dealers or agents. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

    The selling stockholders and any broker-dealers participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under that Act.

    The selling stockholders may from time to time sell all or a portion of the shares on the Nasdaq SmallCap Market or on any national securities exchange on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    (1) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    (2) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

    (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    (4) privately negotiated transactions.

    In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive from the purchasers of such shares commissions as described above.

    In connection with the distribution of the shares, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

    The selling stockholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under that Act.

    The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued, provided such date is at least 90 days after the date of this prospectus.

                                 LEGAL MATTERS

    Our counsel, Piper Marbury Rudnick & Wolfe LLP, New York, New York, will issue an opinion to us on certain legal matters relating to the shares of common stock.

                                    EXPERTS

    Our consolidated financial statements for the year ended December 31, 1999, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and is incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

    Our consolidated financial statements for the years ended December 31, 1998 and 1997, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing and giving said report.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth our estimates (other than the Securities and Exchange Commission registration fee and the Nasdaq SmallCap Market additional shares listing fee) of the expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock being registered:

Securities and Exchange Commission registration fee.........  $   604.80
Printing and engraving expenses.............................    2,000.00*
Legal fees and expenses.....................................   15,000.00*
Accounting fees and expenses................................    5,000.00*
Transfer agent and registrar fees...........................    2,000.00*
Miscellaneous expenses......................................    2,895.20*
                                                              ----------
    Total...................................................  $27,500.00*
                                                              ==========

------------------------

*   estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the maximum extent permitted by the Delaware General Corporation Law ("DGCL"). The DGCL does not permit liability to be eliminated (i) for any breach of one of our director's duty of loyalty to 5B Technologies or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction for which one of our directors derived an improper personal benefit. Our Certificate of Incorporation also provides that 5B Technologies shall indemnify our directors and executive officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. Our Certificate of Incorporation also provides that 5B Technologies will advance expenses to directors and executive officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

    Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of 5B Technologies or is or was serving at our request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of 5B Technologies, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    We have entered into indemnification agreements with certain of our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by the DGCL and our Certificate of Incorporation, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnification agreements provide generally that we will advance expenses incurred by directors and executives officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

    The indemnification provisions in our Certificate of Incorporation and the indemnity agreements entered into between us and certain of our directors and executive officers may permit indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of 5B Technologies pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS

EXHIBIT NO.                          DESCRIPTION
-----------  ------------------------------------------------------------
   ****2.1   --Agreement and Plan of Merger, dated as of February 11,
               2000, by and among Paramount Financial Corporation, 5B
               Technologies Corporation and Paramount Merger Corporation

  *****3.1   --Certificate of Incorporation of the Registrant

  *****3.2   --By-laws of the Registrant

      *4.1   --Specimen Common Stock Certificate

      *4.2   --Form of Underwriter's Unit Purchase Option, as amended

      *4.3   -- Form of Class A and Class B Warrant Agreement, as amended

      *4.4   --Specimen Class A Warrant Certificate

      *4.5   --Specimen Class B Warrant Certificate

      +5.1   --Opinion of Piper Marbury Rudnick & Wolfe LLP

     *10.1   --Employment Agreement between Registrant and Jeffrey
               Nortman dated as of January 22, 1996

     *10.2   --Employment Agreement between Registrant and Glenn Nortman dated as of January 22, 1996

      10.3   --Intentionally Omitted

     *10.4   --Form of Master Lease Agreement relating to Computer
               Equipment Leases

     *10.5   --1995 Stock Option Plan

    **10.6   --Stock Purchase Agreement dated January 6, 1998 by and
               among Paramount Financial Corporation and Lawrence P.
               Kagan and Steven Lippel relating to Deltaforce Personnel
               Services, Inc.

     *10.7   --Form of Indemnification Agreement

     *10.8   --Sublease Agreement, dated September 15, 1995, between the
               Company and Lehman Brothers Inc.

     *10.9   --Consent to Sublease, dated September 15, 1995, among
               Chasco Company, Lehman Brothers Inc. and the Company

     *10.10  --1995 Director Option Plan

   ***10.11  --Stock Purchase Agreement dated October 23, 1998 between the Registrant and Abbey, Garrett & Seth, Ltd. relating to
               Comptech Resources, Inc.

EXHIBIT NO.                          DESCRIPTION
-----------  ------------------------------------------------------------
   ***10.12  --Asset Purchase Agreement dated July 28, 1998 between the
               Registrant and RBW Staffing Services, Inc. relating to
               WordSmiths

 *****21     --List of Subsidiaries

     +23.1   --Consent of Piper Marbury Rudnick & Wolfe LLP (included in
               Exhibit 5.1)

     +23.2   --Consent of BDO Seidman, LLP

     +23.3   --Consent of Arthur Andersen LLP

     +24     --Power of attorney (included on the signature page to this registration statement).

------------------------

+      Filed herewith.
*      Incorporated by Reference from the Registrant's Registration
       Statement on Form S-1, Registration No. 33-96382.
**     Incorporated by reference from the Registrant's Form 10-K
       for the year ended December 31, 1997.
***    Incorporated by reference from the Registrant's Form 10-K
       for the year ended December 31, 1998.
****   Incorporated by reference from the Registrant's Form 8-K
       filed on February 15, 2000.
*****  Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 1999.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 27th day of March, 2000.

                                                       5B TECHOLOGIES CORPORATION

                                                       By:              /s/ GLENN NORTMAN
                                                            -----------------------------------------
                                                                          Glenn Nortman
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Glenn Nortman and Jeffrey Nortman, or either of them, each with the power of substitution and re-substitution, his or her attorney-in-fact, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                  /s/ GLENN NORTMAN                    Chief Executive Officer and
     -------------------------------------------         Director (Principal           March 27, 2000
                    Glenn Nortman                        Executive Officer)

                 /s/ JEFFREY NORTMAN
     -------------------------------------------       Chief Operating Officer and     March 27, 2000
                   Jeffrey Nortman                       Director

                                                       Director of Finance (Principal
                /s/ ANTHONY FERNANDEZ                    Financial Officer and
     -------------------------------------------         Principal Accounting          March 27, 2000
                  Anthony Fernandez                      Officer)

                /s/ WILLIAM H. KELLY
     -------------------------------------------       Director                        March 27, 2000
                  William H. Kelly

                  /s/ LARRY AUSTIN
     -------------------------------------------       Director                        March 27, 2000
                    Larry Austin

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT                       PAGE
-------                       -----------------------                     --------
  ****2.1   --Agreement and Plan of Merger, dated as of February 11,
              2000, by and among Paramount Financial Corporation, 5B
              Technologies Corporation and Paramount Merger Corporation

 *****3.1   --Certificate of Incorporation of the Registrant

 *****3.2   --By-laws of the Registrant

     *4.1   --Specimen Common Stock Certificate

     *4.2   --Form of Underwriter's Unit Purchase Option, as amended

     *4.3   -- Form of Class A and Class B Warrant Agreement, as amended

     *4.4   --Specimen Class A Warrant Certificate

     *4.5   --Specimen Class B Warrant Certificate

     +5.1   --Opinion of Piper Marbury Rudnick & Wolfe LLP

    *10.1   --Employment Agreement between Registrant and Jeffrey
              Nortman dated as of January 22, 1996

    *10.2   --Employment Agreement between Registrant and Glenn Nortman dated as of January 22, 1996

     10.3   --Intentionally Omitted

    *10.4   --Form of Master Lease Agreement relating to Computer
              Equipment Leases

    *10.5   --1995 Stock Option Plan

   **10.6   --Stock Purchase Agreement dated January 6, 1998 by and
              among Paramount Financial Corporation and Lawrence P.
              Kagan and Steven Lippel relating to Deltaforce Personnel
              Services, Inc.

    *10.7   --Form of Indemnification Agreement

    *10.8   --Sublease Agreement, dated September 15, 1995, between the
              Company and Lehman Brothers Inc.

    *10.9   --Consent to Sublease, dated September 15, 1995, among
              Chasco Company, Lehman Brothers Inc. and the Company

    *10.10  --1995 Director Option Plan

  ***10.11  --Stock Purchase Agreement dated October 23, 1998 between the Registrant and Abbey, Garrett & Seth, Ltd. relating to
              Comptech Resources, Inc.

  ***10.12  --Asset Purchase Agreement dated July 28, 1998 between the
              Registrant and RBW Staffing Services, Inc. relating to
              WordSmiths

*****21     --List of Subsidiaries

    +23.1   --Consent of Piper Marbury Rudnick & Wolfe LLP (included in
              Exhibit 5.1)

    +23.2   --Consent of BDO Seidman, LLP

    +23.3   --Consent of Arthur Andersen LLP

EXHIBIT
NUMBER                        DESCRIPTION OF DOCUMENT                       PAGE
-------                       -----------------------                     --------
    +24     --Power of attorney (included on the signature page to this registration statement).

------------------------

+      Filed herewith.
*      Incorporated by Reference from the Registrant's Registration
       Statement on Form S-1, Registration No. 33-96382.
**     Incorporated by reference from the Registrant's Form 10-K
       for the year ended December 31, 1997.
***    Incorporated by reference from the Registrant's Form 10-K
       for the year ended December 31, 1998.
****   Incorporated by reference from the Registrant's Form 8-K
       filed on February 15, 2000.
*****  Incorporated by reference from the Registrant's Form 10-K for the year ended December 31, 1999.